Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000

CHYRON'S SECOND QUARTER 2006

REVENUES INCREASE 48% AND NET INCOME INCREASES TEN FOLD

OVER PRIOR YEAR'S COMPARABLE QUARTER

MELVILLE, N.Y. - August 9, 2006 - Chyron Corporation (OTCBB: CYRO) announced that for its second quarter, the Company generated net income of $1.7 million on revenues of $8.6 million. For the first half of 2006 the Company reported net income of $1.2 million on revenues of $13.4 million.

Second quarter revenues of $8.6 million were $2.8 million or 48 percent higher than the $5.8 million reported for the comparable prior year's quarter. The revenues included approximately $0.2 million in sales from the Company's ChyTV product line. Revenues of $13.4 million for the first six months were $1.6 million or 14 percent higher than the $11.8 million reported for the first six months of 2005.

The $1.7 million net income for the second quarter was the highest quarterly net income generated by the Company in nearly 10 years, and represented a significant improvement over the net loss of $0.2 million reported for the comparable prior year's quarter. For the first half of the year, the Company reported net income of $1.2 million, which compares to a $0.4 million net loss for the prior year's first half.

Gross margins for the second quarter were 67 percent compared to 65 percent in last year's comparable quarter, and for the first six months were 67 percent compared to 62 percent for the same period in 2005. The gross margin increases resulted from a combination of lower materials costs and product mix, with newer products providing higher average gross margins in 2006.

Operating expenses of $4.1 million for the second quarter were $0.2 million higher than the $3.9 million incurred in the second quarter of 2005, primarily due to increased spending on product development in both the broadcast graphics and ChyTV product lines. Operating expenses of $7.8 million for the first half were $0.2 million higher than the prior year's first half.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "Our second quarter revenue growth and net income evidence strong year over year improvement as well as significant growth over the first quarter results. Although the second quarter benefited from orders that were delayed from the first quarter, the revenue turnaround was even stronger than I had expected and I am optimistic about the outlook for the remainder of the year. The revenue increase over the prior quarter was mainly due to strong domestic broadcast graphics systems sales. Domestic demand for these products continues at satisfactory levels and in the second half of 2006 I also expect a stronger performance in our international business as a result of new products we will showcase at the IBC tradeshow in Amsterdam in September."

"The strength in domestic demand for our broadcast graphics systems is particularly focused around our HyperX HD/SD switchable systems which offer our broadcast customers a highly flexible, scalable and cost effective migration path to high definition broadcasting. The transition to high definition television is a worldwide phenomenon with positive implication for Chyron's business. The gross margin improvement we experienced in the second quarter reflects this product mix as well as economies of scale derived from the higher sales volume. We will continue to seek out ways to increase the gross profit margin while maintaining tight control over operating expenses," added Mr. Wellesley-Wesley.

Operating profit of $1.7 million in the second quarter is after a $0.5 million operating loss by the Company's ChyTV product line. For the first half of the year, operating profit of $1.2 million is after a $0.8 million operating loss by the ChyTV product line.

Referencing ChyTV, Mr. Wellesley-Wesley commented, "I expect ChyTV revenues to grow in the second half of 2006 as we successfully win multi unit enterprise level opportunities. With the imminent rollout of ChyTV.net, we will be in a position to offer potential video and digital signage customers a full service, web based solution to distributing information and messaging across multiple locations."

At June 30, 2006 the Company had cash on hand of $2.1 million and working capital of $5.0 million. For the six months ended June 30, cash of $0.4 million was provided by operations, cash of $0.4 million was used by investing activities (primarily the purchase of a new major trade shows booth), and cash of $0.2 million was used in financing activities (primarily repayments on the Company's term loan). The Company achieved a positive shareholders' equity at June 30, 2006. The Company met its cumulative EBITDA financial covenant with its bank by a wide margin.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, August 10, 2006, at 12:00 PM Eastern time, to review the quarter's results; this call will be broadcast live over the Internet simultaneously and may be accessed at www.chyron.com or www.earnings.com.

Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the conclusion of the call and continue for seven days.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the compact MicroX to the powerful HD/SD HyperX with Lyric PRO, Chyron's exceptional product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's broadcast systems are still and clip servers, channel branding and telestration systems, and CAMIO newsroom integration solutions. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Continually at the forefront of innovation, Chyron holds a patent on technology that enables the integration of live television graphics data with a broad range of interactive media platforms and consumer electronics devices. Chyron's unique, 40-year history of service and support for its products far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company web sites at www.chyron.com and www.chytv.com (OTC BB: CYRO).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$ 8,581	$ 5,782	$13,424	$11,757
Gross profit	5,784	3,786	8,951	7,285
Operating expenses:
Selling, general and administrative	3,162	3,216	5,929	6,217
Research and development	943	683	1,846	1,409
Total operating expenses	4,105	3,899	7,775	7,626
Operating income (loss)	1,679	(113)	1,176	(341)
Interest and other income (expense), net	0	(56)	(8)	(104)
Net income (loss)	1,679	(169)	1,168	(445)

Net income (loss) per common share -
basic and diluted:	$0.04	$(.00)	$0.03	$(.01)

Weighted average number of common and
common equivalent shares outstanding:
Basic	41,401	41,343	41,390	41,336
Diluted	44,136	41,343	43,153	41,336

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$ 2,066	$ 2,331
Accounts receivable, net	6,111	4,613
Inventories, net	2,410	2,492
Other current assets	395	283
Total current assets	10,982	9,719
Non-current assets	923	659
Total assets	$11,905	$10,378

Liabilities and shareholders' equity (deficit):
Current liabilities	$ 5,979	$ 6,255
Non-current liabilities	5,245	4,716
Total liabilities	11,224	10,971

Shareholders' equity (deficit)	681	(593)
Total liabilities and shareholders' equity (deficit)	$11,905	$10,378

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